Exhibit 23.1

Date : September 25th, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Command Control Center Corp.

We hereby consent to the inclusion in this Registration Statement (the “Registration Statement”) on Form S-1 of Command Control Center Corp (the “Company”) of our report, dated February 15, 2015, with respect to our audit of the financial statements of the Company as of December 31, 2014 and the results of its operations and cash flows for the period of inception (October 23, 2014) through December 31, 2015, and our report, dated September 16th, 2015 with respect to our review of the financial statements of the Company as of June 30, 2015 and the results of its operations and cash flows for the period six month period then ended, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (Isr)

Jerusalem, Israel